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                                                                     EXHIBIT 6.1

(6)     MATERIAL CONTRACTS

        6.1     ASSIGNMENT OF PHEMTEST PATENT AND TECHNOLOGY

                               PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement") is made and entered into as of September 1, 1998 by and between Paul Okimoto ("Seller"), and HyperBaric Systems, a California corporation ("Purchaser").

                                    RECITALS

A. Seller owns the rights to certain proprietary information and technology in connection with a certain disposable venereal disease medical test device called Phemtest, covered by Patent No.4,945,921 and Patent No.4,784,158 (the "Patent"). All of Seller's proprietary information and technology relating to Phemtest, including the Patent, and any and all improvements and enhancements thereto now existing are referred to hereinafter as the "Technology".

B. Purchaser desires to purchase all of Seller's interest in the Technology, and Seller is willing to sell all such rights to Purchaser, on the terms and conditions as set forth below.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

Section 1.1 Purchase and Sale. Seller hereby sells, transfers, and assigns, deliver to Purchaser all of Seller's rights, title and interest in and to the Technology, free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind.

Section 1.2 The Purchase Price.

                (a) Payment of Maintenance Fee. Purchaser agrees to immediately pay a maintenance fee for the Patent in the amount of $1,375 to Flehr,Hohbach, Test, Albritton & Herbert LLP.

                (b) Percentage Royalty Payments. Purchaser agrees to pay Seller a royalty in the amount of five (5%) percent of quarterly net sales of any products utilizing the Technology ("Products") for the next five (5) years (the "Payment Period"), commencing from the date of this Agreement. The term "net sales" shall mean the gross invoice selling price of Products sold by Purchaser, less sales tax (if any), all trade and cash discounts, the amount of returns and any premium included in the selling price which represents credit terms. In the event Purchaser shall make any sale to any affiliate or parent or subsidiary company at a price less than its usual wholesale price, such sale shall be deemed to have been made at such usual wholesale price. If Purchaser licenses Technology to unaffiliated third parties, then Seller will receive five percent (5%) of any payment received by Purchaser in connection with such licenses.


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                (c) Manner of Payment of Royalties. Purchaser shall pay all amounts due to Seller in connection with net sales revenue received by Purchaser for Products during each calendar quarter within thirty (30) days after the completion of each calendar quarter in the following manner. Purchaser shall pay the first $16,000 of royalty payments due to Seller in cash directly to attorneys specified by Seller. Purchaser shall pay the next $75,000 worth of royalty payments to Seller in common stock of Purchaser at $2.00 per share. Thereafter, all royalties shall be paid to Seller in cash.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

Section 2.1 Title to Technology. Seller represents and warrants that he has all right, title and interest in and good and marketable title to and unrestricted use of the Technology, and that such Technology is free and clear of all liens, claims, pledges, charges, security interests, restrictions, prior assignments and encumbrances of any kind whatsoever.

                                   ARTICLE III

                                    COVENANTS

Section 3.1 Retention of Records. During the Payment Period, Purchaser shall maintain at all times complete and accurate books and records with reference to the type of all Products which it manufactures or sells, the number of units of each Product sold by Purchaser and the sales prices thereof. During the Payment Period, Purchaser shall render to Seller quarterly statements setting forth the foregoing information and all other information (including a statement in United States dollars of sales volume and net sales of all Products, computed at the foreign exchange selling rate among banks in effect in New York City at the close of the last banking day for the applicable quarter, as reported by The Wall Street Journal or, if not so reported, as reported by The New York Times or, if not so reported, as quoted by any major commercial bank located in New York City selected by Seller) necessary to compute the percentage royalty payment, which statements shall be furnished within thirty (30) days after the end of the quarter covered. All records relating to the information contained in such statements shall be available to Seller, its agents, servants or employees, for a period of two years after any sale of a Product is made. Seller shall have the right to have the books and records of the Purchaser and all other documents or materials pertaining to the Products or this Agreement audited or examined by its representatives. If any audit or examination by Seller discloses a deficiency of U.S. $1,000 or more in payments owing to Seller by Purchaser, then the cost of such examination shall be borne by Purchaser.

Section 3.2 Further Assurances. Seller agrees to execute and deliver such further documents and instruments and to do such other acts and things as Purchaser may reasonably request in order to effectuate the transfer of the Technology.

                                   ARTICLE IV

                               GENERAL PROVISIONS

Section 4.1 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of both parties hereto. Any agreement on the part of a


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party to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other or subsequent condition or obligation.

Section 4.2 Notices. All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith (each a "Notice") shall be in writing and may be personally served or may be deposited with the appropriate postal authorities, registered or certified, return receipt requested, postage prepaid, addressed as follows:

If to Seller:                           Paul Okimoto
                                        669 35th Street
                                        Richmond, CA 94805

If to Purchaser:                        Harry Masuda
                                        HyperBaric Systems
                                        1127 Harker Avenue
                                        Palo Alto, CA 94301

or such other address as either party shall designate in writing and deliver to the other party. Notices mailed as provided herein shall be deemed given on the fifth day following the date so mailed or on the date of actual receipt, whichever is earlier.

Section 4.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 4.4 Governing Law; Venue. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereto, shall be determined under, governed by, construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

Section 4.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall not be modified except by writing signed by each of the parties hereto.

Section 4.6 Successor and Assigns. This Agreement and the provisions hereof shall be binding upon each of the parties, their heirs, successors and assigns.

Section 4.7 Partial Invalidity. If any provision of this Agreement is found to be invalid by any court, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

Section 4.8 Attorneys' Fees. In the event of arbitration or litigation concerning this Agreement, the prevailing party in such arbitration or litigation shall be entitled to reimbursement from the other party opposing of all reasonable attorneys' fees and costs incurred in such arbitration or litigation.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.


                                        SELLER - PAUL OKIMOTO

                                        ----------------------------------------

                                        PURCHASER - HYPERBARIC SYSTEMS

                                        By:
                                           -------------------------------------
                                        Its: President